Exhibit 14

FORM 51-901F

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	December 31, 2000
Date of Report	February 21, 2001

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Alfred W. Vitale	“Alfred W. Vitale”	01/02/21
Name of Director	Signed	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	01/02/21
Name of Director	Signed	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

DECEMBER 31, 2000

(expressed in U.S. dollars)

	December 31, 2000	June 30, 2000
ASSETS
CURRENT
Cash	$431,088	$349,478
Accounts receivable	451,344	608,186
Inventories	460,882	428,038
Prepaid expenses	16,824	18,424

	1,360,138	1,404,126
CAPITAL ASSETS	205,357	226,378
OTHER ASSETS	417,452	387,749

	$1,982,947	$2,018,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$636,207	$751,543
Current portion of long-term debt	2,814,748	2,827,348

	3,450,955	3,578,891
LONG-TERM DEBT	1,854,346	1,726,288

	5,305,301	5,305,179
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cumulative translation adjustment	11,252	13,510
Deficit	(30,701,221)	(30,668,051)

	(3,322,354)	(3,286,926)

	$1,982,947	$2,018,253

Approved by the Directors:

Director: signed “Alfred W. Vitale”

Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2000

(expressed in U.S. dollars)

	Three Months Ended December 31, 2000	Three Months Ended December 31, 1999	Six Months Ended December 31, 2000	Six Months Ended December 31, 1999
INCOME
Sales	$793,555	$773,775	$1,773,959	$1,821,943
Cost of sales	440,162	494,316	991,113	1,082,141

	353,393	279,459	782,846	739,802

EXPENSES
Sales and marketing	168,020	161,143	354,636	374,101
Administration	137,626	132,751	284,914	265,187
Research and development	17,802	18,064	34,867	34,426
Interest on long-term debt	74,594	71,165	149,058	142,428

	398,042	383,123	823,475	816,142

Loss from operations	44,649	103,664	40,629	76,340
Other income - net	(3,545)	(2,152)	(7,459)	(3,141)

Loss for the period	41,104	101,512	33,170	73,199
Deficit, beginning of period	30,660,117	30,525,091	30,668,051	30,553,404

Deficit, end of period	$30,701,221	$30,626,603	$30,701,221	$30,626,603

Loss per share	$0.01	$0.03	$0.01	$0.02

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2000

(expressed in U.S. dollars)

	Three Months Ended December 31, 2000	Three Months Ended December 31, 1999	Six Months Ended December 31, 2000	Six Months Ended December 31, 1999
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES
Loss for the period	$(41,104)	$(101,512)	$(33,170)	$(73,199)
Adjustments to reconcile to net cash provided (used) by operating activities:
Amortization	39,186	24,511	70,425	47,411
Amortization of discount on long-term debt	64,029	64,029	128,058	128,058

	62,111	(12,972)	165,313	102,270
Net change in non-cash working capital items:	47,909	27,523	(58,227)	52,604

	110,020	14,551	107,086	154,874

FINANCING ACTIVITY
Principal payments on long-term debt	(6,300)	(6,300)	(12,600)	(12,600)

INVESTING ACTIVITY
Purchase of capital and other assets	(6,331)	(4,961)	(10,618)	(6,591)

INCREASE (DECREASE) IN CASH	97,389	3,290	83,868	135,683
Effect of exchange rate changes on cash	(1,430)	(1,379)	(2,258)	(735)
CASH, BEGINNING OF PERIOD	335,129	418,401	349,478	285,364

CASH, END OF PERIOD	$431,088	$420,312	$431,088	$420,312

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$10,500	$3,584	$21,000	$14,370

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

DECEMBER 31, 2000

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended December 31, 2000 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2000.

1.	SHARE CAPITAL

	Six Months Ended December 31, 2000		Six Months Ended December 31, 1999
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 275,000 common shares at a price of Cdn $.25 per share. 245,000 of which expire on May 30, 2006, and the balance of 30,000 expire August 23, 2005.

Warrants

No warrants were granted during the six months ended December 31, 2000

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31, 2000	Three Months Ended December 31, 1999	Six Months Ended December 31, 2000	Six Months Ended December 31, 1999
Net change in non- cash working capital items:
Accounts receivable	$137,027	$111,039	$156,842	$81,994
Inventories	52,593	(75,819)	(32,844)	(65,353)
Other assets	(58,973)	12,009	(66,889)	(9,282)
Accounts payable	(82,738)	(19,706)	(115,336)	45,245

	$47,909	$27,523	$(58,227)	$52,604

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

DECEMBER 31, 2000

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are seven installments on a non-interest bearing note that were due prior to December 31, 2000 and which aggregate approximately $1,968,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	RELATED PARTY TRANSACTIONS

During the six months ended December 31, 2000 the Company incurred $2,790 (1999 - $2,743) in fees to a director and officer.

5.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 51-901F

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	December 31, 2000
Date of Report	February 21, 2001

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Alfred W. Vitale Name of Director	“Alfred W. Vitale” Signed	01/02/21 Date Signed (YY/MM/DD)

William D. Baxter Name of Director	“William D. Baxter” Signed	01/02/21 Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 2000

(expressed in U.S. dollars)

Schedule A: Financial Statements

See the Company’s attached unaudited December 31, 2000 consolidated financial statements.

Schedule B: Supplementary Information

1.	Analysis of expenses and deferred costs

See the Company’s unaudited consolidated statements of operations and deficit for the three and six months ended December 31, 2000.

a)	Deferred costs

No deferred costs were recorded during the period.

b)	General administrative expenses and cost of sales

Administration, sales and marketing expenses for the six months ended December 31, 2000 were:

	Sales and Marketing	Administration
Consulting fees	$18,485	$72,347
Bad debts	—	13,200
Depreciation and amortization	1,668	37,641
License, taxes and regulatory fees	—	26,199
Office, insurance and supplies	10,346	96,009
Professional fees	—	11,277
Promotion and advertising	48,934	—
Rental and utilities	9,554	143,856
Travel and entertainment	19,507	13,483
Wages and benefits	169,509	132,877
Allocated expenses	76,633	(261,975)

	$354,636	$284,914

Cost of Sales for the six months ended December 31, 2000 were:

Payroll and Benefits		$448,459
Raw materials and Supplies		398,131
Allocations and Other Expenses		144,523

		$991,113

2.	Related Party transactions

See Note 4 to the Company’s unaudited December 31, 2000 consolidated financial statements.

3.	Summary of securities issued and options granted during the period:

None

4.	Summary of securities at the end of the reporting period

a) Authorized share capital;

b) Issued and outstanding share capital;

c) Options and warrants outstanding; and

d) Shares in escrow or subject to pooling agreements

See Note 1 to the Company’s unaudited December 31, 2000 consolidated financial statements.

5.	List of Directors and Officers of the Company as at the date this report is :

Alfred W. Vitale - President and Director	William D. Baxter - Director	William S. Harper - Secretary

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

DECEMBER 31, 2000

(Expressed in U.S. Dollars)

OPERATING ACTIVITIES

During the six months ended December 31, 2000 (the “Current Period”) the Company experienced a 2.6% decrease in sales, as compared to the six months ended December 31, 1999 (the “Prior Period”). Soft and Rigid Multifocal revenue decreased by 23% (approximately $350,000) during the Current Period, as compared to the Prior Period, due to strong competition from several competitively priced moulded disposable multifocal lenses. This reduction was primarily offset by revenue of approximately $325,000 for the Current Period associated with the Lombart Lens division, which was acquired on March 1, 2000. Gross margins increased in the Current Period to 44.1% from 40.6% in the Prior Period primarily due to the consolidation of the Company’s Sarasota operation into its’ Largo manufacturing facility. Sales and marketing expenses for the Current Period, as compared to the Prior Period, were down approximately $20,000, primarily due to a restructuring of the sales force and curtailed advertising and promotional spending, while administrative expenses increased by approximately $20,000, primarily due to increased utilities, rentals and insurance.

Investor relations (“IR”) are done internally and the Company currently does not employ any external IR consultants.

FINANCING ACTIVITIES

The Company achieved a positive cash flow from operating activities during the Current Period of $107,086. The Company has reduced its selling expenses and realigned its manufacturing operations in order to maintain breakeven cash flow during the fiscal year ending June 30, 2001, based on its current revenue projections.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at December 31, 2000. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.